Exhibit 99.1

General Moly, Inc. — NYSE Amex and TSX: GMO

1726 Cole Blvd., Suite 115

Lakewood, CO 80401

Phone: (303) 928-8599

Fax: (303) 928-8598

GENERAL MOLY CLOSES FIRST $40 MILLION EQUITY TRANCHE WITH HANLONG

LAKEWOOD, COLORADO — December 20, 2010, General Moly (NYSE Amex and TSX: GMO) has closed its sale of the first tranche of equity to Hanlong (USA) Mining Investment, Inc. (Hanlong) for $40 million.  The transaction included 11,843,341 shares of General Moly common stock, representing a 12.5% fully diluted interest (13.9% outstanding interest) for $40 million.

The first equity tranche is part of a larger financing commitment originally announced March 5, 2010 whereby Hanlong has committed to provide a total of $745 million in financing to General Moly including a $665 million bank loan Hanlong will source and guarantee.  In addition, Hanlong is obligated to purchase a 25% fully diluted interest in the Company for $80 million in two equal tranches, the first of which closed today.  The second $40 million equity tranche is scheduled to close once the Company receives permits for its Mt. Hope project and when the bank loan becomes available.  The entire transaction with Hanlong is expected to provide all remaining capital necessary to place the Mt. Hope project into production.

General Moly has been advised by Cutfield Freeman & Co. on the Hanlong transaction.

Hanlong Board Nomination

Pursuant to the Hanlong agreement announced March 4, 2010, Hanlong may nominate a Director to the Company’s Board of Directors at the closing of both tranches of equity Hanlong is anticipated to purchase in General Moly.  At the closing of the first $40 million equity tranche, Hanlong has nominated Hui (Steven) Xiao to the Company’s Board of Directors, expanding the board to ten, including seven independent Directors.

Mr. Xiao has more than 15 years of experience in finance and investment working for several mining companies and financial organizations including Golden Cross Resources, China United Mining Investment Corporation, Apex Wealth Investment Management Limited, and Pan-China Construction Group Limited.  Steven currently serves as Managing Director of Hanlong Mining Investment Pty. Ltd. Steven also serves as Executive Director of Moly Mines, an Australian-based resources company listed on the ASX and TSX.  Steven has an MBA from the University of Texas at Arlington and a PhD from California Southern University.

Mr. Xiao will begin his service to the Board of Directors upon his appointment at its next regularly scheduled meeting in February, 2011.

Water Rights Hearing Update

In June 2010, the Company filed change applications with the Nevada State Engineer’s office requesting permits to withdraw water at well locations matching those incorporated in the Company’s final hydrology models now accepted by the Bureau of Land Management (BLM) for use in the Environmental Impact Statement.  The Company had also previously filed change applications with the State Engineer’s office requesting a change of use permit from agricultural use to mining use for the Company’s owned water rights in Kobeh Valley.

On December 6, 2010, the Nevada State Engineer began a four-day hearing where protests to the Company’s water applications were heard.  The Company believes the hearing went very well and remains confident that the State Engineer will issue a ruling favorable to the Company.  The Company anticipates a ruling toward the end of the first quarter or early second quarter of next year.

The Agricultural Sustainability Trust, announced in August 2010, contained a provision that would reduce the funding of the trust by one-half if all appellants to the Company’s water rights had not dropped their appeals and protests prior to the December 6 hearing. Given the County of Eureka’s continuation of its appeal and protest, funding of the Trust will now range between $4 and $4.5 million, depending on the timing of receipt of the Company’s permits.

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General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE Amex (formerly the American Stock Exchange) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project that is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information — General Moly:
Investors — Seth Foreman	(303) 928-8591	sforeman@generalmoly.com
Business Development — Greg McClain	(303) 928-8601	gmcclain@generalmoly.com

Website: http://www.generalmoly.com		info@generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections.  Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company.  These risks and uncertainties include, but are not limited to, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to obtain required permits to commence production and its ability to raise required financing, adverse governmental regulation and judicial outcomes.  The closing of the Hanlong transaction and obtaining bank financing are subject to a number of conditions precedent that may not be fulfilled.  For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC.  The Company undertakes no obligation to update forward-looking statements.